Exhibit 99.1

FOR IMMEDIATE RELEASE

IMPAC Medical Systems

Kendra A. Borrego, CFO

(650) 623-8870

kborrego@impac.com

IMPAC MEDICAL SYSTEMS, INC.

REPORTS SECOND QUARTER OF FISCAL YEAR 2004 RESULTS

AND UPDATES FISCAL 2004 OUTLOOK

MOUNTAIN VIEW, CA, May 13, 2004—IMPAC Medical Systems, Inc. (NASDAQ:IMPC), a leading provider of information technology solutions for cancer care, today reported results for its second quarter of fiscal 2004.

Second Quarter Summary Results:

•	Net sales increased 21.6% to $15.4 million in the second quarter of fiscal 2004 compared with $12.7 million for the same period in fiscal 2003.
•	Backlog increased 51.0% to $80.5 million in the second quarter of fiscal 2004 compared to $53.3 million for the same period in fiscal 2003 and a 15.6% increase, or $10.9 million in comparison to the most recent fiscal quarter.
•	Amortization expense increased to $581,000 in the second quarter of fiscal 2004 compared with $102,000 for the same period in fiscal 2003 as a result of our recent acquisition.
•	Operating income decreased 88.8% to $161,000 in the second quarter of fiscal 2004 compared with $1.4 million for the same period in fiscal 2003.
•	Diluted net income per share decreased 80.0% to $0.02 in the second quarter of fiscal 2004 from $0.10 for the same period in fiscal 2003.

Year-To-Date Summary Results:

•	Net sales increased 25.0% to $29.8 million in the first six months of fiscal 2004 compared with $23.9 million for the same period in fiscal 2003.
•	Amortization expense and the acquisition related in-process research and development write-off increased to $1.3 million in the first six months of fiscal 2004 compared with $205,000 for the same period in fiscal 2003.
•	Operating income decreased 55.8% to $1.1 million in the first six months of fiscal 2004 compared with $2.4 million for the same period in fiscal 2003.

During the second quarter of fiscal 2004, our core oncology software license revenue was impacted by delays in implementations; however, the recently acquired pathology and cancer registry product lines contributed $2.0 million to net sales during the period. In addition, we deferred a net $1.8 million in software license revenue related to the oncology product lines due to multi-element contracts in the second quarter of fiscal 2004 as compared to a net $2.6 million deferral for the same period in fiscal 2003.

The total backlog on March 31, 2004 amounted to $80.5 million compared with $53.3 million a year ago, a 51.0% increase. Uninstalled software license revenue, comprised of customer deposits and unearned revenue, for our oncology and pathology systems contributed $14.2 million of the total increase. Other deferred revenue, comprised of maintenance and support contracts and annual licenses contributed $8.2 million of the total increase. Deferred software license revenue contributed the remaining $4.7 million of the total increase. When compared with December 31, 2003, the total backlog increased 15.6% from $69.6 million.

Bookings in our core oncology business were lower than expected over the last several months. Several factors such as next generation linear accelerator introductions, reimbursement concerns, pricing pressure from bundled deals and competitor oncology IT consolidation have caused uncertainty in the marketplace and

PAGE 2 OF 6—IMPAC REPORTS SECOND QUARTER FISCAL 2004

introduced delays in the purchasing cycle. Additionally, the significant amount of time and focus devoted to the recent restatement of our financial results somewhat impacted our ability to respond to some of these factors. The impact of recent booking trends is expected to cause the invoicing for oncology software licenses to be relatively flat for fiscal 2004 as compared to fiscal 2003 and is expected to affect the related operating cash flows over the next several quarters. If the softness in new orders experienced in the last two quarters continues, we believe that our software licensing revenue will be roughly comparable to fiscal 2003, excluding revenue associated with our recent product line acquisitions. We have begun to adjust spending plans to be more consistent with our revised expectations to reduce the impact on cash flows.

“As we move forward, we will be expanding our domestic and international sales efforts, directing our focus on integrating our new businesses, and continuing to enhance our product lines,” stated Joseph K. Jachinowski, Chairman and Chief Executive Officer. “Additionally, we continue to invest in our service offerings for both the application service provider delivery option and direct international customer installation and support.”

The gross margins for the second quarter of fiscal 2004 contracted to 61.4% compared with 68.2% for the same period in fiscal 2003. The deferral of software license revenue has a significant impact on this aspect of the business. In addition, the purchase accounting adjustment to deferred revenue has impacted gross margins in the second quarter of fiscal 2004 and will continue to impact gross margins as the balance is recognized.

Research and development expenses increased 27.6% in the second quarter of fiscal 2004 to $3.0 million compared with $2.4 million a year earlier, and as a percentage of sales equaled 19.5% and 18.6%, respectively. Sales and marketing expenses, as a percentage of sales, equaled 25.0% for the second quarter of fiscal 2004 compared with 26.2% in the prior fiscal year period. As a percentage of sales, general and administrative expenses equaled 12.0% for second quarter of fiscal 2004 compared to 11.3% for the same period in fiscal 2003. Operating expenses for the second quarter of fiscal 2004 totaled $9.3 million compared to $7.2 million for the same period in fiscal 2003, which, as a percentage of sales, equaled 60.3% and 56.8%, respectively.

Net income in the second quarter of fiscal 2004 totaled $170,000, down 83.4% from $1.0 million for the same period in fiscal 2003. Several factors impacted the quarterly net income performance including delays in implementation, deferral of software license revenue, increased amortization expense associated with the recent product line acquisition, fair value adjustments on acquired deferred revenues and restatement related expenses. Net income for the six months ended March 31, 2004, totaled $854,000, down 50.2%, from $1.7 million for the same period in fiscal 2003. In addition to the factors influencing the second quarter, we also incurred an in-process research and development expense related to the acquisition of $557,000 in the first quarter.

Cash flow from operating activities for the second quarter of fiscal 2004 contributed $62,000 compared to $1.1 million for the prior fiscal year period. The balance sheet remained strong, with working capital on December 31, 2003 of $20.6 million. In addition, cash and cash equivalents and available-for-sale-securities totaled $45.2 million. Our days’ sales outstanding increased to 103 days at the end of the second quarter of fiscal 2004 compared to 79 days for the same period in fiscal 2003. In addition to the impact of the acquired accounts receivable on the days’ sales outstanding calculation, all accounting personnel were temporarily devoted to the restatement efforts. We have since increased the resources dedicated to the collections function.

PAGE 3 OF 6—IMPAC REPORTS SECOND QUARTER FISCAL 2004 RESULTS

Conference Call Scheduled

A conference call will be held tomorrow, Friday, May 14, 2004 at 7:00 AM (PT) to discuss operating results for the second quarter of fiscal year 2004. Individuals are invited to listen to the call by dialing 1-800-901-5241. International callers can dial 1-617-786-2963. The PIN number, 27770723, is the same for both domestic and international participants. Dial in approximately ten minutes prior to the scheduled teleconference time. The conference call can also be accessed live over the Internet through the IMPAC website, www.impac.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay on the Company website will be available for two weeks after the original broadcast.

About IMPAC Medical Systems

IMPAC Medical Systems, Inc. is a leading provider of specialized IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With open integration to multiple healthcare data and imaging systems, IMPAC offers a comprehensive IT solution that includes specialized electronic charting, full-featured practice management, clinical laboratory management, and outcomes reporting. Supporting over 1,700 installations worldwide, IMPAC delivers practical solutions that deliver better overall communication, process efficiency and quality patient care. For more information about IMPAC Medical Systems’ products and services, please call 650-623-8800 or visit www.impac.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the Company’s business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the Company’s ability to expand outside the radiation oncology market or expand into international markets, our inability to recognize revenue from multiple element software contracts where certain elements have been delivered, installed and accepted but other elements remain undelivered, lost sales or lower sales prices due to competitive pressures, the ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, changes in Medicare reimbursement policies, the integration and performance of acquired businesses, and other factors and risks discussed in the 10-K/A and other reports filed by the Company from time to time with the Securities and Exchange Commission.

PAGE 4 OF 6—IMPAC REPORTS SECOND QUARTER FISCAL 2004 RESULTS

IMPAC MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
(in thousands, except per share amounts)

Sales:
Software license and other, net	$8,559	$7,818	$16,897	$14,525
Maintenance and services	6,873	4,872	12,926	9,325

Total net sales	15,432	12,690	29,823	23,850

Cost of sales:
Software license and other, net	3,449	2,363	6,379	4,357
Maintenance and services	2,512	1,674	4,714	3,375

Total cost of sales	5,961	4,037	11,094	7,732

Gross profit	9,471	8,653	18,729	16,118

Operating expenses:
Research and development	3,009	2,358	5,440	4,470
Sales and marketing	3,861	3,324	7,869	6,485
General and administrative	1,859	1,428	3,094	2,539
Amortization of intangible assets	581	103	701	205
Write-off of purchased in-process research and development	—	—	557	—

Total operating expenses	9,310	7,213	17,661	13,699

Operating income	161	1,440	1,068	2,419

Interest expense	(1)	(5)	(4)	(11)
Interest and other income	102	143	250	226

Income before provision for income taxes	262	1,578	1,314	2,634
Provision for income taxes	(92)	(551)	(460)	(920)

Net income	170	1,027	854	1,714
Accretion of redeemable convertible preferred stock	—	—	—	(2,229)

Net income (loss) available to common stockholders	$170	$1,027	$854	$(515)

Net income (loss) per common share:
Basic	$0.02	$0.11	$0.09	$(0.06)

Diluted	$0.02	$0.10	$0.08	$(0.06)

Weighted-average shares used in computing net income (loss) per common share:
Basic	9,863	9,340	9,810	8,394

Diluted	10,315	9,913	10,277	9,343

PAGE 5 OF 6—IMPAC REPORTS SECOND QUARTER FISCAL 2004 RESULTS

IMPAC MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2004	September 30, 2003
(in thousands)

Assets
Current assets:
Cash and cash equivalents	$37,560	$57,979
Available-for-sale securities	3,905	7,052
Accounts receivable, net	19,612	12,100
Unbilled accounts receivable	905	—
Inventories	68	66
Deferred income taxes, net	6,966	6,334
Income tax refund receivable	—	339
Prepaid expenses and other current assets	5,809	4,667

Total current assets	74,825	88,537

Available-for-sale securities	3,762	2,719
Property and equipment, net	4,423	3,573
Deferred income taxes	1,116	1,137
Goodwill and other intangible assets, net	14,759	654
Other intangible assets, net	8,855	918
Other assets	477	459

Total assets	$108,217	$97,997

Liabilities, Redeemable Convertible Preferred Stock, Common Stock Subject to Rescission Rights and Stockholders’ Equity
Current liabilities:
Customer deposits	$11,243	$10,900
Accounts payable	756	864
Accrued liabilities	3,355	4,758
Income taxes payable	2,485	2,353
Deferred revenue	36,343	27,079
Capital lease obligations	1	74

Total current liabilities	54,183	46,028

Customer deposits	266	232
Capital lease obligations	—	41

Total liabilities	54,449	46,301

Common stock subject to rescission rights	—	98

Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	49,083	47,792
Accumulated other comprehensive loss	7	(16)
Retained earnings	4,668	3,812

Total stockholders’ equity	53,768	51,598

Total liabilities, redeemable convertible preferred stock, common stock subject to rescission rights and stockholders’ equity	$108,217	$97,997

PAGE 6 OF 6—IMPAC REPORTS SECOND QUARTER FISCAL 2004 RESULTS

IMPAC MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended March 31,
	2004	2003
(in thousands)
Cash flows from operating activities:
Net income	$854	$1,714
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	939	811
Amortization of intangible assets	701	205
Write-off of purchased in-process research and development	557	—
Provision for doubtful accounts	66	64
Deferred income taxes	(631)	—
Loss on disposal of property and equipment	—	101
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,921)	(4,550)
Unbilled accounts receivable	58	—
Inventories	(2)	21
Prepaid expenses and other current assets	(1,127)	24
Other assets	19	(190)
Customer deposits	377	(244)
Accounts payable	(471)	106
Accrued liabilities	(1,406)	(55)
Income tax payable/refund receivable	471	(2,217)
Deferred revenue	5,578	5,357

Net cash provided by operating activities	62	1,147

Cash flows from investing activities:
Acquisition of property and equipment	(1,112)	(1,149)
Proceeds from disposal of property and equipment	—	51
Payments for the acquisition of Tamtron and MRS	(22,494)	—
Purchases of available-for-sale securities	(23,587)	(16,634)
Proceeds from sales of available-for-sale securities	14,044	16,387
Proceeds from maturities of available-for-sale securities	11,635	66

Net cash used in investing activities	(21,514)	(1,279)

Cash flows from financing activities:
Principal payments on capital leases	(194)	(31)
Proceeds from the issuance of common stock, net	1,194	24,986

Net cash provided by financing activities	1,000	24,955

Effects of exchange rates on cash	33	(28)
Net increase (decrease) in cash and cash equivalents	(20,419)	24,795
Cash and cash equivalents at beginning of period	57,979	23,432

Cash and cash equivalents at end of period	$37,560	$48,227

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